Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Writers’ Group, Inc., on Form SB-2 of our report dated November 28, 2007 for Writers’ Group, Inc.  We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 5, 2007